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Exhibit 23.4






KPMG LLP
303 Peachtree Street, N.E.
Suite 2000
Atlanta, Georgia 30308



The Board of Directors
AFLAC Incorporated
Columbus, Georgia 31999

We consent to the incorporation by reference in AFLAC Incorporated's ("AFLAC") Post-Effective Amendment No. 1 on Form S-3 dated June 14, 1999 of our report dated January 28, 1999, with respect to the consolidated balance sheets of AFLAC and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of AFLAC, and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG LLP


Atlanta, Georgia
June 14, 1999